UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2012

DIVERSIFIED RESTAURANT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53577	03-0606420
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27680 Franklin Road Southfield, MI	48034
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (248) 223-9160

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Diversified Restaurant Holdings, Inc. (the "Company"), together with its wholly-owned subsidiaries, entered into an amended credit facility (the "Amended Credit Facility") with RBS Citizens, N.A., a national banking association ("RBS") on April 2, 2012. The Amended Credit Facility consists of a $16 million senior secured term loan ("Amended Senior Secured Term Loan"), a $7 million development line of credit (“DLOC”), and a $1 million revolving line of credit (“Revolving Line of Credit”). The Amended Credit Facility amends the terms of the Credit Facility dated May 5, 2010 and June 7, 2011.

The Company plans to use approximately $15.7 million of the Amended Senior Secured Term Loan to repay substantially all of its outstanding senior debt, including the remaining principal of approximately $7.1 million on its outstanding senior secured term loan with RBS.  Proceeds will also be used to settle swap breakage fees of $0.66 million and the remaining $0.3 million will be used as working capital. The Company expects to realize approximately $.75 million in debt service savings over the next 12 months through this refinancing. The Senior Secured Term Loan is for a term of seven years and, through a fixed-rate swap arrangement, bears interest at a rate of 3.91% to 4.81%, depending on the Company’s lease adjusted leverage ratio. Principal and interest payments are amortized over seven years, with monthly principal payments of $190,476 plus accrued interest.

The material terms of the DLOC and Revolving Line of Credit have not materially changed from those terms described in the Company’s Credit Facility dated May 5, 2010 and June 7, 2011.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant

The information required by Item 2.03 is included in Item 1.01 above and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	The following exhibits are included with this Report.

Exhibit 10.1	$16M Note Agreement, dated April 2, 2012

Exhibit 10.2	Amendment No. 1 to First Amended and Restated Development Line of Credit Agreement, dated April 2, 2012

Exhibit 10.3	Amendment No. 2 to Credit Agreement, dated April 2, 2012

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIVERSIFIED RESTAURANT HOLDINGS, INC.
Dated: April 6, 2012	By:	/s/ David G. Burke
		Name:	David G. Burke
		Title:	Chief Financial Officer